News Release

CONTACT: ELLEN BATKIE     (800) 262-6301

CHARTER ONE REPORTS RECORD 1st QTR EPS OF $.62, UP 22%

Highlights for the quarter ended 3/31/02:

  Net earnings a record $.62 per share, up 22% over 1Q 2001
  Net yield of 3.26% during quarter, up from 3.21% in 4Q 2001 and 2.94% in 1Q 2001
  Top line revenue, excluding gains, up 3% from 4Q 2001 and 19% from 1Q 2001
  Efficiency ratio of 40.6%, down from 41.7% in 4Q 2001 and 43.1% in 1Q 2001
  Total deposits up $513 million or 2% in quarter (8% annualized); 15% organic in 12 months
  Core deposits up $1.0 billion or 7% in quarter (28% annualized); 41% organic in 12 months
  Loan originations of $5.1 billion, up 3% over 4Q 2001 and 55% over 1Q 2001
  Single-family loan portfolio now 36% of total loans, down from 39% at 12/31/01
  Reserve to loans strengthened to 1.04%, up from .98% at 12/31/01 and .80% at 3/31/01

CLEVELAND, Ohio, April 22, 2002 -- Charter One Financial, Inc. (NYSE:CF), the holding company of Charter One Bank, F.S.B., today reported net income of $139.8 million for the three months ended March 31, 2002, or a record $.62 per diluted share. This was up 22% from $.51 in net earnings per diluted share reported in the year ago quarter, and up 5% from $.59 in the fourth quarter of 2001. All per share data have been restated for the 5% stock dividend paid on September 28, 2001.

Earnings per share on a cash basis, which excludes the amortization of goodwill related to branch acquisitions, was $.63 per share in the first quarter of 2002, up from $.52 in last year's first quarter. As previously disclosed, pending further clarification from the Financial Accounting Standards Board, Charter One anticipates its quarterly amortization of goodwill related to branch acquisitions will be equivalent to $.01 per share in each quarter of 2002.

Net income for the quarter generated annualized returns of 1.49% on average assets, 19.35% on average equity, and 22.48% on average tangible equity. These compared with returns of 1.38% on average assets, 18.29% on average equity and 20.11% on average tangible equity in the first quarter of 2001.

"We are off to a strong start in 2002," commented Charles John Koch, Charter One's Chairman and Chief Executive Officer in announcing the first quarter's results. "The retail lending and deposit momentum built throughout 2001 definitely carried over into this year. On top of the sales momentum, I am very pleased with our operating cost control coming out of this quarter and the stability of our net yield. Combining those accomplishments with manageable credit cost levels gives us the confidence to reaffirm earnings guidance of $2.50 to $2.55 per share for 2002, or $2.54 to $2.59 per share on a cash basis."

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Net interest income and net yield - Net interest income was $283 million for the three months ended March 31, 2002, up 1% from the fourth quarter of 2001 and 23% from the first quarter of 2001. Although average interest-earning assets declined slightly, net yield expanded by five basis points during the quarter to 3.26%. The net yield at the end of the first quarter of 2002 came in at 3.20%, down from 3.38% at December 31, 2001. The primary reason for the decline was the $815 million balance in federal funds sold at March 31 (yield of 1.77%). This excess liquidity position primarily resulted from the significant level of mortgage-backed securities sales initiated as part of Charter One's interest rate risk management activities. Adjusting for the excess liquidity position, the net yield at the end of March would have been approximately 3.30%.

Retail banking revenue - Retail banking revenue is the largest component of recurring noninterest income and totaled $74 million for the three months ended March 31, 2002, up 9% from the comparable 2001 quarter. Retail banking revenue actually includes three separate components: deposit-related revenue ($62 million), fees from retail brokerage activities ($8 million), and other revenue related to retail operations ($4 million). The growth rate in deposit-related revenue was consistent with the plan for the first quarter. As expected, revenues were slightly tempered by the weaker economy and seasonal influences. Due to consumer spending patterns, deposit-related retail banking revenue is typically lower in the first quarter than the last three quarters of the year. Referencing projected account and transaction growth, management reaffirmed its previously disclosed target for 20% year-over-year growth in deposit-related retail banking revenue for 2002.

Mortgage banking revenue - The mortgage banking category includes revenue associated with Charter One's mortgage servicing and mortgage banking operations, offset by the amortization of its mortgage servicing rights asset. As a result of the strong loan origination and securitization activity during the quarter, the portfolio serviced for others increased 15% to $15.9 billion, and the related mortgage servicing rights (MSR) remained at just over 1% of the portfolio at $165 million. With an average excess servicing spread of 35 basis points, that translates into a relatively conservative MSR valuation of just over three times the excess servicing spread. The MSR valuation allowance remained unchanged at $27 million during the quarter.

Net gains - Historically, Charter One has managed portfolio size and mix through sales of mortgage-backed securities comprised primarily of seasoned bank-originated, fixed-rate mortgage product. These sales generate nearly all of the revenue included as net gains. During the first quarter of 2002, net gains of $22 million resulted primarily from the sale of $1.2 billion of such securities.

Lending production - Loan and lease originations during the first quarter of 2002 hit a near-record pace of $5.1 billion, 3% above the strong fourth quarter of 2001 and 55% above the first quarter of 2001. It is important to note that, with the exception of the indirect auto business, Charter One's loan origination activities are almost entirely retail, with very little wholesale and correspondent production. Non single-family loan originations increased 14% over the fourth quarter of 2001, and 42% over the first quarter of 2001. The principal drivers of the increase were retail consumer, indirect auto and corporate banking (which includes small business lending).

Lending portfolio - Loans and leases before reserves totaled $24.8 billion at March 31, 2002, down $1.2 billion, or 5%, from the end of the 2001. The decline reflects the record level of $2.7 billion in agency loan securitizations. Charter One retains essentially no credit risk in connection with these securitizations. Without the securitizations, the portfolio would have increased by $1.5 billion during the quarter for an annualized growth rate of 23%. At the end of March, 36% of the loan portfolio was in single-family loans, down from 39% at the end of 2001. The non single-family portion of the

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portfolio totaled $15.9 billion at March 31, 2002. Taking into account $519 million in consumer loan securitizations, that level implies an annualized organic growth rate of 16%. One of the fastest growing components of the portfolio remains retail direct home equity lines of credit, which increased by $182 million to $2.2 billion for an annualized growth rate of 36%. This growth reflected the Company's continued success in cross-selling customers home equity lines with their single-family mortgage.

Credit quality and allowance for loan losses - The provision for loan and lease losses exceeded net charge-offs by $3 million during the quarter and the ratio of the allowance to total loans increased to 1.04% from .98% at December 31 and .80% at March 31, 2001. The portfolio remains well diversified and 96% of all loans are collateralized, with 62% backed by single and multifamily real estate.

Annualized net charge-offs equaled .40% of average loans for the first quarter of 2002, up from .29% in the fourth quarter. As anticipated, the increase during the quarter was largely attributable to net charge-offs in the indirect auto portfolio, which posted a net charge-off ratio of 130 basis points during the three-month period, up from 104 basis points in the fourth quarter of 2001. However, the rate declined to 109 basis points for the month of March. Within the auto portfolio, one of the primary indicators of charge-off trends is the inventory of repossessed units. Following the events surrounding September 11, 2001, the normal auction process used to dispose of these units was severely restricted for several weeks. This, coupled with aggressive new car promotions by the auto manufacturers, resulted in a temporary build up of repossessed units at year-end 2001. This excess inventory was substantially liquidated during the first quarter of 2002. At March 31, 2002, the repossessed inventory represented .31% of the total portfolio units, down significantly from the .43% high at the end of January 2002 and identical to the March 31, 2001 level.

During the first quarter of 2002, nonperforming assets (including troubled debt restructurings and loans delinquent 90 days and still accruing) increased by $19 million to $263 million at March 31, 2002. The ratio of nonperforming assets to total assets remained low at .70% at March 31, 2002. Additionally, the $259 million allowance for loan and lease losses was equivalent to over three years of charge-offs, based on the past 12 months experience. Given the performance of the portfolio and the collateralized nature of these assets, management continues to believe credit losses remain very manageable.

In considering the balance of the year, management reviewed its previous expectation of a net charge-off rate running at 30 basis points in 2002, plus or minus five basis points, which is equivalent to approximately $75 to $100 million in projected net charge-offs for the year. Based on the present operating environment and current delinquency, charge-off and classification trends, management remains comfortable with that forecast.

Deposits - Deposits totaled $25.6 billion at March 31, 2002, up $513 million during the quarter, which indicates an annualized growth rate of 8% during the quarter and 15% for the past 12 months (excluding acquisitions). Core deposits (checking, money market and savings accounts) totaled $15.6 billion at March 31, 2002, up $1.0 billion during the quarter, indicating a 28% annualized growth rate during the quarter and 41% for the past 12 months (excluding acquisitions). Core deposits now represent 61% of total deposits (up from 58% at the end of 2001), and checking account balances make up 31% of the total. Custodial accounts included in noninterest bearing checking account balances totaled $427 million at March 31, 2002 and $496 million at December 31, 2001. The tremendous deposit growth rate translates into an ever-improving loan to deposit ratio, with the

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quarter-end rate at 96%, down from 102% at December 31, 2001 and 117% at the end of March 2001.

Much of the success in attracting deposits has been attributable to attractive checking account products. Once again, a record was established in opening 141,700 checking accounts during the first quarter and the total number of checking accounts increased to 1.302 million, up from 1.271 million at the end of 2001.

Operating expenses - Administrative expenses totaled $166 million in the three months ended March 31, 2002, down 6% from the fourth quarter of 2001. The fourth quarter 2001 expenses totaled $176 million, including $7.5 million used to establish a charitable foundation. The Company's operating expense control remains excellent and a primary component of its business strategy. Operating expenses translated into an efficiency ratio of 40.58% for the first quarter of 2002, compared to 41.66% for the fourth quarter of 2001 and 43.05% for the first quarter of 2001.

Stock repurchase update- On July 18, 2000, the Company authorized the repurchase of 10% of its outstanding shares, or approximately 20 million shares. Through March 31, 2002, the Company repurchased 15 million shares under the authorization, 5.4 million of which were repurchased during 2002 at an average cost of $28.17 per share.

National bank charter application - As previously announced, Charter One filed an application with the Office of the Comptroller of the Currency to convert to a national bank charter. Charter One Bank is currently a federal savings bank regulated by the Office of Thrift Supervision. Management expects regulatory approval shortly, and anticipates an effective date before the end of the second quarter of 2002.

Company profile - Charter One has $38 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has 450 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. In Michigan, the branch locations currently operate under the name First Federal of Michigan. The Company's diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases and investor presentations, investors are directed to Charter One's web site: www.charterone.com.

The Company has scheduled a conference call to discuss quarterly results for 11:00 a.m. eastern time on Monday, April 22, 2002. To participate in the call, dial (800) 230-1085 and ask for the Charter One 1st quarter earnings call. The call is available on a replay basis until May 2, 2002 by dialing (320) 365-3844, access code 632875. Alternatively, the call will be available through Charter One's website, both on a live and a replay basis.

Forward-Looking Information

This release contains certain estimates of future operating trends for Charter One Financial, Inc., as well as estimates of financial condition and earnings, operating efficiencies, revenue creation, lending origination, loan sale volumes, charge-offs and loan loss provisions. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the economic impact of the terrorist attacks on September 11, and the U.S. response to those attacks; (2) revenue growth is lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) changes in the interest rate environment reduce interest m argins; (5) general economic conditions, either nationally or in the states in which the Company does business, are less favorable than expected; and (6) legislation or regulatory changes adversely affect the businesses in which the Company is engaged. Other factors which may affect these statements are identified in previous filings with the Securities and Exchange Commission.

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CHARTER ONE FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases	$ 427,838	$ 462,055	$ 484,697	$ 458,851	$ 466,667
Mortgage-backed securities:
Available for sale	111,128	109,319	89,819	84,613	82,724
Held to maturity	14,800	17,241	20,141	23,283	26,287
Investment securities:
Available for sale	2,962	2,741	3,387	2,216	2,836
Held to maturity	71	85	88	91	145
Other interest-earning assets	7,912	8,605	10,850	10,888	10,617
Total interest income	564,711	600,046	608,982	579,942	589,276
Interest expense:
Deposits	170,401	199,688	224,811	216,327	214,457
FHLB advances	103,716	112,297	122,214	128,186	135,747
Other borrowings	7,497	8,121	8,633	7,758	9,591
Total interest expense	281,614	320,106	355,658	352,271	359,795
Net interest income	283,097	279,940	253,324	227,671	229,481
Provision for loan and lease losses	28,717	38,853	27,109	17,076	17,728
Net interest income after provision for loan and lease losses	254,380	241,087	226,215	210,595	211,753
Other income:
Retail banking	73,756	80,108	72,285	72,130	67,369
Mortgage banking	11,290	(3,069)	9,637	8,830	9,480
Leasing operations	270	252	2,230	331	1,207
Net gains	21,727	46,336	26,302	25,580	16,094
Bank owned life insurance and other	9,508	9,197	9,691	9,785	9,849
Total other income	116,551	132,824	120,145	116,656	103,999
Administrative expenses:
Compensation and employee benefits	77,252	72,412	73,951	65,438	68,099
Net occupancy and equipment	28,563	29,162	27,051	26,314	26,861
Marketing expenses	8,829	9,462	6,554	9,633	6,059
Federal deposit insurance premiums	1,211	1,044	1,026	932	916
Amortization of goodwill	3,898	4,039	4,039	4,039	4,039
Other administrative expenses	46,307	59,884	42,629	44,467	41,612
Total administrative expenses	166,060	176,003	155,250	150,823	147,586
Income before income taxes	204,871	197,908	191,110	176,428	168,166
Income taxes	65,048	62,829	60,677	56,016	53,376
Net income	$ 139,823	$ 135,079	$ 130,433	$ 120,412	$ 114,790
Basic earnings per share(1)	$ .63	$ .60	$ .58	$ .55	$ .52
Diluted earnings per share(1)	$ .62	$ .59	$ .57	$ .54	$ .51
Average common shares outstanding(1):
Basic	220,652,028	224,524,427	224,709,693	217,811,601	218,849,204
Diluted	226,878,032	229,922,618	230,579,401	223,381,474	224,244,027
Cash dividends declared per share(1)	$ .20	$ .20	$ .19	$ .19	$ .17
            __________________________
            (1)Restated to reflect the 5% stock dividend issued September 28, 2001.

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CHARTER ONE FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands, except per share data)
ASSETS
Cash and deposits with banks	$ 539,846	$ 481,013	$ 565,955	$ 608,420	$ 537,754
Federal funds sold and other	815,509	35,507	504	13,161	35,494
Total cash and cash equivalents	1,355,355	516,520	566,459	621,581	573,248
Investments securities:
Available for sale	133,509	129,312	133,409	109,298	113,242
Held to maturity	5,043	6,274	7,088	6,827	7,469
Mortgage-backed securities:
Available for sale	8,067,946	8,030,512	7,390,874	5,621,148	5,385,106
Held to maturity	830,032	983,904	1,129,049	1,268,993	1,415,280
Loans and leases, net	24,355,261	25,396,071	25,194,411	24,337,829	23,807,368
Loans held for sale	160,805	332,629	204,126	198,491	157,762
Bank owned life insurance	809,356	808,231	798,124	753,840	753,323
Federal Home Loan Bank stock	618,969	617,836	614,603	572,857	577,135
Premises and equipment	357,915	352,235	348,821	334,057	331,459
Accrued interest receivable	155,479	162,065	176,359	156,732	159,103
Real estate and other collateral owned	57,417	54,351	45,642	39,537	36,573
Loan servicing assets	164,789	139,840	148,875	134,286	127,301
Goodwill	347,142	350,839	300,104	164,227	168,319
Other assets	285,366	293,897	244,184	227,517	218,973
Total assets	$37,704,384	$38,174,516	$37,302,128	$34,547,220	$33,831,661

Deposits:
Checking accounts	$ 7,934,769	$ 7,830,026	$ 6,405,681	$ 5,101,776	$ 4,365,660
Money market and savings accounts	7,644,542	6,737,160	6,754,670	6,375,715	6,220,615
Certificates of deposit	10,057,421	10,556,123	10,328,720	9,642,507	9,834,765
Total deposits	25,636,732	25,123,309	23,489,071	21,119,998	20,421,040
Federal Home Loan Bank advances	7,830,065	8,657,238	9,139,367	9,384,710	9,635,622
Federal funds purchased and repurchase agreements	57,228	203,259	467,771	171,636	56,472
Other borrowings	325,505	304,410	306,987	292,504	289,010
Advance payments by borrowers for taxes and insurance	44,693	54,103	57,775	54,120	50,306
Accrued interest payable	59,813	57,704	73,908	91,419	91,849
Accrued expenses and other liabilities	893,090	845,993	841,057	865,265	742,738
Total liabilities	34,847,126	35,246,016	34,375,936	31,979,652	31,287,037
Shareholders' equity:
Preferred stock - $.01 par value per share; 20,000,000 shares authorized and unissued	-	-	-	-	-
Common stock - $.01 par value per share; 360,000,000 shares authorized; 224,854,600, 224,855,827, 224,427,720, 212,681,891, and 212,681,891 shares issued	2,249	2,249	2,244	2,127	2,127
Additional paid-in capital	2,097,473	2,091,767	2,084,103	1,751,959	1,747,775
Retained earnings	890,539	811,093	721,430	916,326	850,961
Less 4,836,968, 516,082, 0, 5,571,193, and 4,667,371 shares of common stock held in treasury at cost	(136,429)	(14,586)	-	(141,622)	(110,821)
Borrowings of employee investment and stock ownership plan	-	-	(314)	(628)	(942)
Accumulated other comprehensive income	3,426	37,977	118,729	39,406	55,524
Total shareholders' equity	2,857,258	2,928,500	2,926,192	2,567,568	2,544,624
Total liabilities and shareholders' equity	$37,704,384	$38,174,516	$37,302,128	$34,547,220	$33,831,661

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CHARTER ONE FINANCIAL, INC.
SELECTED STATISTICAL DATA
(unaudited)

	Three Months Ended
	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands, except per share data)
Annualized returns and ratios based on net income:
Return on average assets	1.49%	1.44%	1.43%	1.42%	1.38%
Return on average equity	19.35	17.67	17.81	18.70	18.29
Average equity to average assets	7.71	8.15	8.03	7.60	7.52
Net interest income to administrative expenses	1.70x	1.59x	1.63x	1.51x	1.55x
Administrative expenses to average assets	1.77%	1.88%	1.70%	1.78%	1.77%
Efficiency ratio	40.58	41.66	40.49	42.63	43.05
Annualized return on average tangible equity(1)	22.48	20.18	19.84	20.45	20.11
____________________________ (1) Computed as the ratio of net income, excluding the amortization of goodwill and other intangible assets, to average tangible equity.

	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
End of period capitalization:
Equity to assets	7.58%	7.67%	7.84%	7.43%	7.52%
Tangible equity to assets	6.65	6.74	7.03	6.96	7.02
Book value per share(1)	$12.99	$13.05	$13.04	$11.81	$11.65
Tangible book value per share(1)	11.39	11.47	11.68	11.05	10.88
Miscellaneous end-of-period data:
Number of employees (full-time equivalents)	6,874	6,850	6,716	6,660	6,551
Number of full-service branches	450	456	436	423	423
Number of loan production offices	27	29	29	29	32
Number of ATMs	913	919	921	905	910
____________________________ (1) Restated to reflect the 5% stock dividend issued September 28, 2001.

COMPOSITION OF DEPOSITS

	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands)
Checking accounts:
Interest-bearing	$6,121,320	$5,973,545	$4,840,344	$3,545,157	$2,853,954
Noninterest-bearing	1,813,449	1,856,481	1,565,337	1,556,619	1,511,706
Money market and savings accounts	7,644,542	6,737,160	6,754,670	6,375,715	6,220,615
Certificates of deposit:
Retail	10,017,629	10,465,071	10,243,990	9,522,954	9,695,516
Brokered	39,792	91,052	84,730	119,553	139,249
Total deposits	$25,636,732	$25,123,309	$23,489,071	$21,119,998	$20,421,040

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CHARTER ONE FINANCIAL, INC.
AVERAGE BALANCE SHEET, YIELDS AND COSTS
(unaudited)

	Three Months Ended
	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands)
Average balance sheet data:
Interest-earning assets:
Loans and leases	$25,530,842	$25,992,199	$26,538,590	$24,545,830	$24,414,279
Mortgage-backed securities	8,257,013	8,125,218	6,721,551	6,308,018	6,096,885
Investment securities	150,619	139,714	169,317	121,273	155,647
Other interest-earning assets	846,552	627,381	642,584	636,982	594,483
Total interest-earning assets	34,785,026	34,884,512	34,072,042	31,612,103	31,261,294
Allowance for loan and lease losses	(255,109)	(235,087)	(231,028)	(192,922)	(187,665)
Noninterest-earning assets(1)	2,953,303	2,867,450	2,656,029	2,466,163	2,295,337
Total assets	$37,483,220	$37,516,875	$36,497,043	$33,885,344	$33,368,966
Interest-bearing liabilities:
Checking accounts	$7,832,954	$6,971,531	$5,803,371	$4,515,967	$3,957,804
Money market and savings accounts	6,780,737	6,705,579	6,741,797	6,293,361	5,861,567
Certificates of deposit	10,448,328	10,449,348	10,406,778	9,708,127	9,964,579
Total deposits	25,062,019	24,126,458	22,951,946	20,517,455	19,783,950
FHLB advances	8,071,957	8,866,648	9,280,037	9,411,921	9,819,816
Other borrowings	460,700	553,116	548,888	427,597	531,171
Total interest-bearing liabilities	33,594,676	33,546,222	32,780,871	30,356,973	30,134,937
Noninterest-bearing liabilities	998,029	912,290	787,228	952,391	723,044
Total liabilities	34,592,705	34,458,512	33,568,099	31,309,364	30,857,981
Shareholders' equity	2,890,515	3,058,363	2,928,944	2,575,980	2,510,985
Total liabilities and shareholders' equity	$37,483,220	$37,516,875	$36,497,043	$33,885,344	$33,368,966

Yields and costs during period:
Weighted average yield:
Loans and leases(2)	6.73%	7.10%	7.29%	7.48%	7.68%
Mortgage-backed securities	6.10	6.23	6.54	6.84	7.15
Investment securities	8.05	8.09	8.21	7.61	7.66
Other interest-earning assets	3.74	5.37	6.61	6.76	7.14
Total interest-earning assets	6.51	6.87	7.13	7.34	7.56
Weighted average cost(3):
Checking accounts	1.88	2.24	2.47	2.16	1.94
Money market and savings accounts	2.23	2.61	3.13	3.71	3.60
Certificates of deposit	3.76	4.41	5.17	5.53	5.84
Total deposits	2.76	3.28	3.89	4.23	4.40
FHLB advances	5.21	5.02	5.22	5.46	5.60
Other borrowings	6.51	5.82	6.23	7.23	7.22
Total interest-bearing liabilities	3.40	3.79	4.30	4.65	4.84

Interest rate spread	3.11	3.08	2.83	2.69	2.72

Net yield on interest-earning assets	3.26	3.21	2.97	2.88	2.94
_________________________________
(1) Includes mark-to-market adjustments on securities available for sale.
(2) Excludes impact of related tax benefits.
(3) Includes the annualized effect of interest rate risk management instruments.

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CHARTER ONE FINANCIAL, INC.
YIELDS AND COSTS AT END OF PERIOD
(unaudited)

	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
Yields and costs at end of period:
Weighted average yield:
Real estate loans	6.82%	6.99%	7.30%	7.33%	7.45%
Retail consumer loans	5.84	6.35	6.90	7.18	7.82
Automobile loans	7.43	7.67	8.16	8.45	8.63
Consumer finance loans	7.98	8.15	8.33	8.41	8.76
Leases(1)	5.64	5.87	6.05	6.22	6.27
Corporate banking loans	5.79	6.07	7.11	7.47	8.34
Total loans and leases	6.65	6.91	7.30	7.43	7.69
Mortgage-backed securities	6.07	6.18	6.46	6.73	7.06
Investment securities	7.31	8.21	8.15	7.90	7.92
Other interest-earning assets	2.95	5.43	6.88	7.13	7.12
Total interest-earning assets	6.36	6.71	7.10	7.27	7.54
Weighted average cost(2):
Checking accounts	1.56	1.86	2.45	2.15	1.93
Money market and savings accounts	2.27	2.26	2.72	3.14	3.79
Certificates of deposit	3.70	4.03	4.84	5.52	5.76
Total deposits	2.61	2.88	3.58	3.99	4.34
FHLB advances	5.30	5.02	5.12	5.39	5.51
Other borrowings	7.60	5.86	5.31	6.84	8.06
Total interest-bearing liabilities	3.29	3.46	4.04	4.46	4.75

Interest rate spread	3.07	3.25	3.06	2.81	2.79

Net yield on interest-earning assets	3.20	3.38	3.21	3.00	2.97
_________________________________
(1) Excludes impact of related tax benefits.
(2) Includes the annualized effect of interest rate risk management instruments.

LOAN AND LEASE PORTFOLIO
(unaudited)

	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands)
Loan and lease portfolio, net(1):
One-to-four family:
Permanent:
Fixed rate	$5,695,007	$6,419,819	$5,812,007	$5,408,985	$4,788,565
Adjustable rate	2,816,726	3,350,370	3,753,921	3,935,194	5,034,817
Construction	397,838	409,369	411,186	380,735	354,997
	8,909,571	10,179,558	9,977,114	9,724,914	10,178,379
Commercial real estate:
Multifamily	1,119,565	1,189,777	1,240,894	1,035,595	1,031,704
Commercial	1,311,263	1,279,889	1,276,072	1,038,628	1,001,852
	2,430,828	2,469,666	2,516,966	2,074,223	2,033,556
Consumer:
Retail	4,747,254	4,857,473	4,910,435	5,454,166	4,853,952
Automobile	4,582,136	4,397,425	4,259,625	3,625,418	3,308,099
Consumer finance	1,012,168	1,042,522	1,066,613	1,073,648	1,098,983
	10,341,558	10,297,420	10,236,673	10,153,232	9,261,034
Business:
Leases	2,022,104	1,994,524	2,008,167	1,937,747	1,869,117
Corporate banking	1,070,610	1,043,010	895,221	844,582	816,035
	3,092,714	3,037,534	2,903,388	2,782,329	2,685,152
Loans and leases before allowance for loan and lease losses	24,774,671	25,984,178	25,634,141	24,734,698	24,158,121
Allowance for loan and lease losses	(258,605)	(255,478)	(235,604)	(198,378)	(192,991)
Loans and leases, net(1)	$24,516,066	$25,728,700	$25,398,537	$24,536,320	$23,965,130

Portfolio of loans serviced for others	$15,855,010	$13,846,807	$13,862,069	$12,115,754	$10,723,836
____________________________
(1) Includes loans held for sale.

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CHARTER ONE FINANCIAL, INC.
LOAN AND LEASE ACTIVITY
(unaudited)

	Three Months Ended
	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands)
Originations:
Real estate:
Permanent:
One-to-four family	$2,657,994	$2,831,833	$2,015,708	$2,512,966	$1,453,923
Multifamily	35,719	1,774	21,003	5,650	14,026
Commercial	92,088	9,070	19,953	65,775	60,806
Total permanent loans	2,785,801	2,842,677	2,056,664	2,584,391	1,528,755
Construction:
One-to-four family	14,031	7,288	16,765	203,528	121,929
Multifamily	24,988	7,841	60,506	32,327	38,187
Commercial	66,234	21,947	68,526	19,207	86,216
Total construction loans	105,253	37,076	145,797	255,062	246,332
Total real estate loans originated	2,891,054	2,879,753	2,202,461	2,839,453	1,775,087
Retail consumer	998,727	867,979	948,975	1,135,388	584,345
Automobile	684,045	636,021	900,593	688,682	490,625
Consumer finance	56,083	63,935	70,161	68,657	56,705
Leases	93,041	104,562	141,386	111,288	144,837
Corporate banking	353,640	396,426	273,105	254,980	213,985
Total loans and leases originated	5,076,590	4,948,676	4,536,681	5,098,448	3,265,584
Loans purchased	4,715	7,244	1,406,582	3,827	7,896
Sales and principal reductions:
Loans sold	644,097	476,089	399,889	466,831	293,094
Loans exchanged for mortgage-backed securities	2,717,271	1,259,205	2,258,523	1,768,191	1,422,334
Principal reductions	2,921,080	2,982,202	2,225,932	2,306,019	1,597,326
Total sales and principal reductions	6,282,448	4,717,496	4,884,344	4,541,041	3,312,754
Increase (decrease) before net items	$(1,201,143)	$238,424	$1,058,919	$561,234	$(39,274)

CHARTER ONE FINANCIAL, INC.
ALLOWANCE FOR LOAN AND LEASE LOSSES
(unaudited)

	Three Months Ended
	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands)
Allowance for loan and lease losses:
Balance, beginning of period	$255,478	$235,604	$198,378	$192,991	$189,616
Provision for loan and lease losses	28,717	38,853	27,109	17,076	17,728
Acquired through business combination	-	-	33,782	-	-
Loans and leases charged off:
One-to-four family	(976)	(1,035)	(800)	(357)	(1,005)
Commercial real estate	(801)	(630)	(26)	(448)	(35)
Retail consumer	(2,258)	(1,841)	(2,123)	(1,694)	(1,955)
Automobile	(16,920)	(13,073)	(8,243)	(8,794)	(9,986)
Consumer finance	(3,822)	(2,890)	(3,762)	(2,537)	(2,057)
Leases	(460)	-	(7,234)	262	-
Corporate banking	(4,023)	(2,216)	(3,903)	(284)	(1,269)
Total charge-offs	(29,260)	(21,685)	(26,091)	(14,376)	(16,307)
Recoveries:
One-to-four family	2	13	74	21	24
Commercial real estate	121	51	19	4	1
Retail consumer	403	650	402	499	421
Automobile	2,408	1,803	1,756	1,678	1,366
Consumer finance	63	26	73	77	51
Leases	-	-	-	220	-
Corporate banking	673	163	102	188	91
Total recoveries	3,670	2,706	2,426	2,687	1,954
Net loan and lease charge-offs	(25,590)	(18,979)	(23,665)	(11,689)	(14,353)
Balance, end of period	$258,605	$255,478	$235,604	$198,378	$192,991
Net charge-offs to average loans and leases (annualized)	.40%	.29%	.36%	.19%	.24%

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CHARTER ONE FINANCIAL, INC.
NONPERFORMING ASSETS
(unaudited)

	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
	(Dollars in thousands)
Nonperforming loans and leases:
Nonaccrual loans and leases:
Real estate mortgage loans:
One-to-four family(1)	$82,721	$79,394	$77,094	$71,761	$71,531
Multifamily and commercial	15,178	13,552	8,046	5,566	8,566
Construction and land	12,713	10,276	4,182	6,482	7,683
Total real estate mortgage loans	110,612	103,222	89,322	83,809	87,780
Retail consumer	17,323	16,592	16,156	14,565	12,924
Automobile	-	-	24	47	56
Consumer finance	69,259	68,485	63,198	58,255	51,898
Leases	2,256	904	2,687	6,441	-
Corporate banking	21,548	10,551	9,455	15,041	16,593
Total nonaccrual loans and leases	220,998	199,754	180,842	178,158	169,251
Accruing loans and leases delinquent more than 90 days:
Real estate mortgage loans:
One-to-four family	-	-	-	-	-
Multifamily and commercial	-	-	-	-	-
Construction and land	-	-	-	-	-
Total real estate mortgage loans	-	-	-	-	-
Retail consumer(1)	3,734	4,519	3,149	2,692	2,947
Automobile	5,756	6,000	6,437	6,709	5,887
Consumer finance	-	-	-	-	-
Leases	716	-	62	412	1,958
Corporate banking	966	4,691	1,991	2,076	1,114
Total accruing loans and leases delinquent more than 90 days	11,172	15,210	11,639	11,889	11,906
Restructured real estate mortgage loans	1,169	653	656	659	662
Total nonperforming loans and leases	233,339	215,617	193,137	190,706	181,819
Real estate acquired through foreclosure and other collateral owned	53,291	50,265	41,955	36,500	33,363
Total nonperforming assets	286,630	265,882	235,092	227,206	215,182
Less government guaranteed loans	23,389	21,506	21,439	19,527	22,878
Nonperforming assets net of government guaranteed loans	$263,241	$244,376	$213,653	$207,679	$192,304

Ratio of (excluding government guaranteed nonperforming loans):
Nonperforming loans and leases to total loans and leases	.86%	.75%	.68%	.70%	.66%
Nonperforming assets to total assets	.70	.64	.57	.60	.57
Allowance for loan and lease losses to:
Nonperforming loans and leases	123.17	131.61	137.22	115.89	121.42
Total loans and leases before allowance	1.04	.98	.92	.80	.80
______________________________
(1) Includes government guaranteed loans.

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